Exhibit 10.18

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Agreement”), dated as of [   ], 2018, is entered into by and between Wyndham Worldwide Corporation (the “Assignor”) and Wyndham Hotels & Resorts, Inc. (the “Assignee”), and will be effective upon the consummation of the previously announced spin-off of the Assignor’s hotel business from the Assignor (the “Spin”), which involves the distribution of all of the outstanding shares of the entity that holds the Assignor’s hotel business (following an internal reorganization of the Assignor’s businesses) on a pro rata basis to the holders of common stock of the Assignor (with the date on which the Spin is consummated, the “Effective Date”).  For the avoidance of doubt, if the Assignor publicly announces its decision not to proceed with the Spin, this Agreement will be null and void ab initio, and the Employment Agreement (as defined below) will remain in full force and effect between the Executive (as defined below) and the Assignor.

WHEREAS, the Assignor entered into an Employment Agreement (the “Employment Agreement”) with David B. Wyshner (the “Executive”), dated August 1, 2017;

WHEREAS, pursuant to Section II of the Employment Agreement, the Executive agreed that his employment will be transferred to, and the Employment Agreement will be assigned to, the Assignee pursuant to the Spin.  The Executive further agreed that such transfer and assignment will not (i) be treated as a termination of his employment, (ii) constitute grounds for a Constructive Discharge (as defined in the Employment Agreement), or (iii) otherwise constitute a breach of the Employment Agreement.

WHEREAS, effective as of the Effective Date, the Assignor desires to assign, and the Assignee desires to assume and discharge or perform when due, all of the Assignor’s obligations under the Employment Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and in the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Assignment of the Employment Agreement

Effective as of the Effective Date, the Assignor hereby irrevocably, absolutely and unconditionally assigns, transfers, conveys and delivers to the Assignee and its successors and permitted assigns forever all of the Assignor’s right, title and interest of every kind, nature and description in, to and under the Employment Agreement. Upon such assignment of the Employment Agreement to the Assignee, the Assignor will be released from all ongoing responsibility and/or liability with respect to the Employment Agreement, but only after all accrued obligations of the Assignor to the Executive prior to the Spin and/or related to the Spin have been met or assigned to the Assignee.

2.                                      Acceptance of Assignment and Assumption of the Employment Agreement

(a)                                 Effective as of the Effective Date, the Assignee hereby accepts the assignment, transfer, conveyance and delivery of the Employment Agreement.

(b)                                 Effective as of the Effective Date, the Assignee hereby irrevocably, absolutely and unconditionally assumes, undertakes and agrees to pay, perform and discharge in full, and release and discharge the Assignor and its affiliates, successors and assigns, irrevocably, completely, unconditionally and forever from any and all obligations under the Employment Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly-executed on its behalf.

WYNDHAM WORLDWIDE CORPORATION

By:
Name:
Title:
Date:

WYNDHAM HOTELS & RESORTS, INC.

By:
Name:
Title:
Date:

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